Exhibit 99.1
Press Release
Micromet, Inc. Elects Joseph P. Slattery to Board of Directors
Bethesda, MD —November 14, 2007 — Micromet, Inc. (NASDAQ: MITI) (“Micromet” or the “Company”), a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases, today announced that the Board of Directors of the Company appointed Joseph P. Slattery as a member of the Board and as chairman of its audit committee. The appointment will be effective as of November 16, 2007. Mr. Slattery replaces Phillip Schneider who resigned as a member of the Board and as chairman of the audit committee, effective as of the same date. The number of Board members remains unchanged at nine members.
“We welcome Joe Slattery to our Board of Directors,” commented Christian Itin, President and Chief Executive Officer, and a member of Micromet’s Board. “Joe’s financial and industry experience will be invaluable in continuing the high standard for oversight over the financial affairs of Micromet that was set by Phil Schneider. We thank Phil for his service and contributions to the Board and the Company.”
“We would like to thank Phil Schneider for his support and guidance during the integration process following the merger between CancerVax and Micromet in May of last year,” said David F. Hale, Chairman of Micromet’s Board of Directors. “With Joe Slattery, we have an accomplished financial expert with recent operational experience, which enhances the skills and resources already represented on our Board.”
Mr. Slattery was Senior Vice President and Chief Financial Officer of Digene Corporation, and left that position following the acquisition of Digene by Qiagen in July 2007. He had joined Digene in 1996 as its Controller prior to its initial public offering, assumed the position of Senior Vice President of Finance and Information Systems in 2002, and was promoted to Chief Financial Officer in October 2006. Before joining Digene, Mr. Slattery served as an audit manager at KPMG and as a staff auditor at Ernst & Young. He holds a B.S. degree in accounting from Bentley College and is a certified public accountant.
The Company and Mr. Schneider anticipate that Mr. Schneider will enter into a consulting agreement with the Company pursuant to which he will assist the Company in ensuring an efficient transition of the audit committee chair responsibilities to Mr. Slattery.
About Micromet, Inc. (www.micromet-inc.com)
Micromet, Inc. is a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases. Three of its antibodies are in clinical development. MT103 (MEDI-538), the first antibody in Micromet’s product pipeline developed utilizing the BiTE® antibody technology platform, is being evaluated in a phase 2 clinical trial for the treatment of patients with acute lymphoblastic leukemia, and in a phase 1 clinical trial for the treatment of patients with non-Hodgkin’s lymphoma. BiTE antibodies represent a new class of antibodies that activate a patient’s own cytotoxic T cells to eliminate cancer cells. Micromet is developing MT103 in collaboration with MedImmune, a subsidiary of Astra Zeneca plc. The second clinical stage antibody is adecatumumab (MT201), a human monoclonal antibody targeting EpCAM expressing tumors. Adecatumumab is being developed by Micromet in collaboration with Merck Serono in a phase 1b clinical trial evaluating adecatumumab in combination with docetaxel for the treatment of patients with metastatic breast cancer. The third clinical stage antibody is MT293 (formerly D93), also known as TRC093, a first-in-class humanized monoclonal antibody that inhibits angiogenesis and tumor cell growth by binding cleaved collagen. MT293, which is currently being tested in a phase 1 clinical trial, is licensed to TRACON Pharmaceuticals, Inc. and is being developed for the treatment of patients with cancer and age-related macular degeneration. In addition, Micromet has established a collaboration with Nycomed for the development and commercialization of MT203, Micromet’s human antibody neutralizing the activity of granulocyte/macrophage colony stimulating factor (GM-CSF), which has potential applications in the treatment of various inflammatory and autoimmune diseases, such as rheumatoid arthritis, psoriasis, or multiple sclerosis.

Forward-Looking Statements
This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that product candidates that appeared promising in early research, preclinical studies or clinical trials do not demonstrate safety and/or efficacy in subsequent clinical trials, the risk that encouraging results from early research, preclinical studies or clinical trials may not be confirmed upon further analysis of the detailed results of such research, preclinical study or clinical trial, the risk that additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of preclinical or clinical trial data, the risk that we or our collaborators will not obtain approval to market our product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborators, including MedImmune, Merck Serono, TRACON and Nycomed, for the funding or conduct of further development and commercialization activities relating to our product candidates. You are urged to consider statements that include the words “ongoing”, “may”, “will”, “would”, “could”, “should”, “believes”, “estimates”, “projects”, “potential”, “expects”, “suggests”, “plans”, “anticipates”, “intends”, “continues”, “forecast”, “designed”, “goal”, or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed in our periodic reports and other filings with the SEC.
Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. Micromet, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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Contact Information
Company:
Christopher Schnittker, SVP & CFO
(240) 752-1421
christopher.schnittker@micromet-inc.com
Investors:
Susan Noonan
(212) 966-3650
susan@sanoonan.com
Media:
Andrea tenBroek
(781) 684-0770
micromet@schwartz-pr.com